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BANNER CORPORATION
(Name of Registrant as Specified in Its Charter)

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March 21, 2008

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Banner Corporation.  The meeting will be held at the Marcus Whitman Hotel at 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 22, 2008, at 10:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of Banner Corporation, as well as a representative of Moss Adams LLP, our independent auditor, will be present to respond to appropriate questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card.  If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

D. Michael Jones
President and Chief Executive Officer

BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 22, 2008

Notice is hereby given that the 2008 annual meeting of shareholders of Banner Corporation will be held at the Marcus Whitman Hotel at 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 22, 2008, at 10:00 a.m., local time, for the following purposes:

Proposal 1.	To elect five directors to each serve for a three-year term; and one director to serve for a one-year term.

Proposal 2.	To ratify the Audit Committee’s selection of Moss Adams LLP as our independent auditor for 2008.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on March 1, 2008 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

ALBERT H. MARSHALL
SECRETARY

Walla Walla, Washington
March 21, 2008

IMPORTANT:  The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.  A self-addressed envelope is enclosed for your convenience.  No postage is required if mailed in the United States.

PROXY STATEMENT
OF
BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

ANNUAL MEETING OF SHAREHOLDERS
APRIL 22, 2008

The Board of Directors of Banner Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the 2008 annual meeting of shareholders.  We are first mailing this Proxy Statement and the enclosed form of proxy to our shareholders on or about March 21, 2008.

The information provided in this Proxy Statement relates to Banner Corporation and its wholly-owned subsidiaries, Banner Bank and Islanders Bank.  Banner Corporation may also be referred to as “Banner” and Banner Bank and Islanders Bank may also be referred to as the “Banks.”  References to “we,” “us” and “our” refer to Banner and, as the context requires, the Banks.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Tuesday, April 22, 2008
Time:	10:00 a.m., local time
Place:	Marcus Whitman Hotel located at 6 W. Rose Street, Walla Walla, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	To elect five directors to each serve for a three-year term; and one director to serve for a one-year term.
Proposal 2.	To ratify the Audit Committee’s selection of Moss Adams LLP as our independent auditor for 2008.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who is Entitled to Vote?

We have fixed the close of business on March 1, 2008 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Banner’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Banner common stock you own.  On March 1, 2008, there were 16,142,675 shares of Banner common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a shareholder of record if your shares of Banner common stock are held in your name.  If you are a beneficial owner of Banner common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Banner common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card.  Shares of Banner common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares “FOR” the election of each of our director nominees and “FOR” the ratification of the selection of Moss Adams LLP as our independent auditor.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in street name by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, shares not voted are treated as “broker non-votes.”  The proposals to elect directors and ratify the selection of our independent auditor described in this Proxy Statement is considered a discretionary item under the rules of The Nasdaq Stock Market LLC (“Nasdaq”).

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

If a shareholder is a participant in the Banner Corporation Employee Stock Ownership Plan (“ESOP”), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in the participant’s plan account.  Each participant in the ESOP may instruct the trustees how to vote the shares of common stock allocated to the participant’s plan account.  The instructions are confidential and will not be disclosed to Banner.  If an ESOP participant properly executes the proxy card, the ESOP trustee will vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received or for which proper voting instructions are not received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions.  The trustees of the ESOP are Directors Adams, Budke, Casper, Epstein, Klaue, Kravas, Lane, Layman, Mitchell, Orrico, Pribilsky and Smith.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Banner common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Banner common stock.  Accordingly, the six nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Our Board of Directors unanimously recommends that you vote “FOR” the election of each of our director nominees.

Vote Required to Approval Proposal 2: Ratification of the Selection of the Independent Auditor

Ratification of the selection of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2008 requires the affirmative vote of a majority of the outstanding shares present in person or by proxy at the annual meeting.  Abstentions and broker non-votes on this proposal will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the selection of the independent auditor.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of Banner in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2008, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Banner’s common stock other than directors and executive officers;

•	each director and director nominee of Banner;

•	each executive officer named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Banner and Banner Bank as a group.

Persons and groups who beneficially own in excess of five percent of Banner’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to us, reports disclosing their ownership under the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Banner’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of the voting record date, there were 16,142,675 shares of Banner common stock outstanding.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding

Beneficial Owners of More Than 5%
(Other Than Directors and Executive Officers)

Banner Corporation Employee Stock Ownership Plan Trust 10 S. First Avenue Walla Walla, Washington 99362	970,245	(2)	6.01

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	1,007,497	(3)	6.24

FBOP Corporation 11 West Madison Street Oak Park, Illinois 60302	1,574,888	(4)	9.76

Directors

Robert D. Adams	95,435	(5)	*
Gordon E. Budke	21,649		*
David B. Casper	57,445		*
Edward L. Epstein	17,645		*
Jesse G. Foster	82,848	(6)	*
David A. Klaue	834,260	(7)	5.17
Constance H. Kravas	15,557		*
Robert J. Lane	1,000		*
John R. Layman	90,472		*
Dean W. Mitchell	72,824		*
Brent A. Orrico	176,482	(8)	1.09
Wilber Pribilsky	106,811		*
Gary Sirmon	206,078	(9)	1.28
Michael M. Smith	19,266		*

(Table continues on following page)

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding

Named Executive Officers

D. Michael Jones**	60,671	(10)	*
Lloyd W. Baker	57,688	(11)	*
Michael K. Larsen	129,693	(12)	*
Cynthia D. Purcell	29,076		*
Paul E. Folz	27,927		*

All Executive Officers and Directors as a Group (24 persons)	2,188,441		13.56

*	Less than 1% of shares outstanding.
**	Mr. Jones is also a director of Banner.
(1)
Shares held in accounts under the ESOP and shares of restricted stock granted under the Banner Corporation Management Recognition and Development Plan, as to which the holders have voting power but not investment power, are included as follows: Mr. Budke, 605 shares; Mr. Epstein, 1,210 shares; Ms. Kravas, 1,815 shares; Mr. Sirmon, 11,641 shares; Mr. Smith, 1,210 shares; Mr. Jones, 2,069 shares; Mr. Baker, 9,770 shares; Mr. Larsen, 14,349 shares; Ms. Purcell, 5,544 shares; Mr. Folz, 1,924 shares; and all executive officers and directors as a group, 67,426 shares. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to Banner’s stock option plans: Mr. Adams, 4,200; Mr. Budke, 18,150; Mr. Casper, 4,200; Mr. Epstein, 14,520; Mr. Foster, 7,963; Ms. Kravas, 10,890; Mr. Mitchell, 2,000; Mr. Orrico, 19,250; Mr. Pribilsky, 4,200; Mr. Smith, 14,520; Mr. Baker, 19,680; Mr. Larsen, 26,871; Ms. Purcell, 19,617; Mr. Folz, 20,200; and all executive officers and directors as a group, 228,826.

(2)	As of the voting record date, 654,559 shares have been allocated to participants’ accounts, excluding allocations to individuals who no longer participate in the ESOP.
(3)
Based on a Schedule 13G/A dated February 6, 2008 filed by Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser, which reports sole voting and dispositive power over the shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds and Dimensional disclaims beneficial ownership of these shares.

(4)	Based on a Schedule 13F dated February 12, 2007.
(5)	Includes 2,244 shares owned by Mr. Adams’ wife.
(6)	Includes 30,174 shares owned by Mr. Foster’s wife, all of which have been pledged.
(7)	Includes 566,268 shares owned by companies controlled by Mr. Klaue, of which 30,000 shares have been pledged.
(8)	Includes 42,964 shares owned by companies controlled by Mr. Orrico and 86,527 shares owned by trusts directed by Mr. Orrico.
(9)	Includes 50,820 shares owned by companies controlled by Mr. Sirmon.
(10)	Includes 1,000 shares held as custodian for minors.
(11)	Includes 847 shares owned solely by Mr. Baker’s wife.
(12)	Includes 2,752 shares owned by solely Mr. Larsen’s wife.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors consists of 15 members and is divided into three classes.  One-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of Banner and each nominee for director.  The Corporate Governance/Nominating Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as Banner directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote “FOR” the election of John R. Layman, Jesse G. Foster, D. Michael Jones, David A. Klaue, Dean W. Mitchell and Brent A. Orrico.

Name	Age as of December 31 2007	Year First Elected or Appointed Director (1)	Term to Expire

BOARD NOMINEES

John R. Layman	49	2007 (2)	2009 (3)
Jesse G. Foster	69	1996	2011 (3)
D. Michael Jones	65	2002	2011 (3)
David A. Klaue	54	2007 (2)	2011 (3)
Dean W. Mitchell	73	1979	2011 (3)
Brent A. Orrico	58	1999	2011 (3)

DIRECTORS CONTINUING IN OFFICE

Gordon E. Budke	66	2002	2009
David B. Casper	71	1976	2009
Constance H. Kravas	61	2004	2009
Michael M. Smith	53	2003	2009
Robert D. Adams	66	1984	2010
Edward L. Epstein	71	2003	2010
Robert J. Lane	62	2007	2010
Wilber E. Pribilsky	74	1987	2010
Gary Sirmon	64	1983	2010

(1)           Includes prior service on the Board of Directors of Banner Bank for all directors who have served since 1995 or earlier.
(2)
Directors Klaue and Layman were appointed to the Board on May 30, 2007 in connection with Banner Bank’s acquisition of F&M Bank. Pursuant to the requirements of Washington law, they are standing for election as director at the annual meeting.

(3)           Assuming election or re-election.

The present principal occupation and other business experience during the last five years of each nominee for election and each director continuing in office is set forth below:

John R. Layman served as co-Vice Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007.  He is managing partner of Layman, Layman & Robinson, PLLP, with which he has been associated since 1983.  His areas of practice include real estate development, commercial litigation, personal injury and product liability.

Jesse G. Foster is Vice Chairman of the Board and a director of Banner and Banner Bank.  Mr. Foster retired as an officer of Banner as of the end of 2003 and now serves as a consultant to Banner Bank.  He was formerly the Chief Executive Officer, President and a Director of Inland Empire Bank, which he joined in 1962.

D. Michael Jones is the President and Chief Executive Officer, and a director, of Banner and Banner Bank.  He joined Banner Bank in 2002 following an extensive career in banking, finance and accounting.  Mr. Jones is a Certified Public Accountant (Inactive) and served as President and Chief Executive Officer from 1996 to 2001 for Source Capital Corporation, a lending company in Spokane, Washington.  From 1987 to 1995, Mr. Jones served as President of West One Bancorp, a large regional banking franchise based in Boise, Idaho.

David A. Klaue served as Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007.  He is Chairman of the Board of Empire Lumber Co., a diversified wood products manufacturer with operations in Washington, Idaho and Montana; Felts Field Aviation, an air transportation company; Park Ranch Land & Cattle Co., a cow/calf, feeder and hay producer; and Empire Investments, a real estate investment company, companies with which he has been affiliated for over 30 years.  He is a managing member in various other real estate investment, equipment and sales companies.

Dean W. Mitchell retired as Owner and Manager of Tri-Cities Communications, Inc., which operated KONA AM and FM radio stations, with which he was affiliated for 45 years.

Brent A. Orrico is President of FAO Corporation, an asset management company, and is a principal of B & O Financial Management Company, with which he has been affiliated for 13 years.  Mr. Orrico also serves as a director of Islanders Bank.

Gordon E. Budke is President of Budke Consulting, PLLC, which specializes in general business assistance to small and growing companies.  A Certified Public Accountant, he retired as a partner from Coopers & Lybrand (now PricewaterhouseCoopers) in October 1997.  Mr. Budke serves on the Board of Directors of Yokes Foods, Inc.

David B. Casper is President of David Casper Ranch, Inc., a farming operation he has owned since 1973.

Constance H. Kravas is the University of Washington’s Vice President for Development and Alumni Relations and also serves as the President of University of Washington Foundation.  Prior to joining the University of Washington in 2001, she served as Vice Chancellor for University Advancement at the University of California, Riverside, and as Vice President for Advancement of Washington State University and President of the Washington State University Foundation.

Michael M. Smith has managed a family-owned farming and orchard operation, B.T. Loftus Ranches, Inc., in Washington’s Yakima valley since 1974.  He is also a founder, director and former president of Yakima Chief, Inc., an international hops sales organization.

Robert D. Adams recently sold his business interests as a partner in and the President and Chief Executive Officer of Carroll Adams Tractor Co., which sold and rented farm, industrial and consumer equipment and with which he was affiliated for 36 years.

Edward L. Epstein recently retired as a partner in the Portland, Oregon, law firm of Stoel Rives LLP, which he joined 1962.  Mr. Epstein specialized in corporation law and co-chaired the firm’s mergers and acquisitions practice group for a number of years.

Robert J. Lane is a retired banking executive who spent his career with Seattle First National Bank, Idaho First National Bank, West One Bancorp and U.S. Bancorp.  He is President of Lane Farms, Inc. of La Grande, Oregon and has other real estate and investment interests.

Wilber E. Pribilsky is the Chairman of Bur-Bee Co., Inc., a wholesale food distributor, with which he has been affiliated for 60 years.  In 2004, Bur-Bee Co., Inc. sold its business assets to  SYSCO Corporation and Harbor Wholesale Grocery Co.

Gary Sirmon is Chairman of the Board and a director of Banner and Banner Bank.  He joined Banner Bank in 1980 as an Executive Vice President and served as its Chief Executive Officer from 1982 until February 2002.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors conducts its business through Board meetings and through its committees.  During the year ended December 31, 2007, the Board of Directors held eight meetings.  No director attended fewer than 75% of the total meetings of the Board and committees on which such person served during this period.

Committees and Committee Charters

The Board of Directors has standing Executive, Audit, Compensation and Corporate Governance/Nominating Committees.  The Board has adopted written charters for the Audit, Compensation and Corporate Governance/ Nominating Committees and although copies of these charters are not available on our website, they must be attached to the annual meeting proxy statement at least once every three years or when the charter has been materially amended.

The Audit and Compensation Committee charters were attached to last year’s Proxy Statement, and the Corporate Governance/Nominating Committee charter was attached to the Proxy Statement dated March 24, 2006.

Executive Committee

The Executive Committee, consisting of Directors Orrico (Chairman), Budke, Foster, Jones, Mitchell and Sirmon, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to, among other things, declare dividends, authorize the issuance of stock, amend the Bylaws or approve any agreement of merger or consolidation other than mergers with Banner subsidiaries.  The Executive Committee did not meet during the year ended December 31, 2007.

Audit Committee

The Audit Committee, consisting of Directors Budke (Chairman), Adams, Layman and Smith, oversees management’s fulfillment of its financial reporting responsibilities and maintenance of an appropriate internal control system.  It also has the sole authority to appoint or replace our independent auditor and oversees the activities of our internal audit functions.  The Audit Committee believes it has fulfilled its responsibilities under its charter.  The Committee met 12 times during the year ended December 31, 2007.

Each member of the Audit Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq.  In addition, the Board of Directors has determined that Mr. Adams and Mr. Budke meet the definition of “audit committee financial expert,” as defined by the SEC.

Compensation Committee

The Compensation Committee, which consists of Directors Mitchell (Chairman), Casper, Klaue and Lane, sets salary policies and levels for senior management and oversees all of our salary and incentive compensation programs.  The Committee believes it has fulfilled its responsibilities under its charter.  The Compensation Committee met five times during the year ended December 31, 2007.

Each member of the Compensation Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq.  The Committee meets, outside of the presence of Mr. Jones, to discuss his compensation and make its recommendation to the full Board, which then votes on his compensation.  Mr. Jones makes recommendations to the Compensation Committee regarding the compensation of all other executive officers.  The Committee considers the recommendations of Mr. Jones and makes its recommendation to the full Board, which then votes on executive compensation.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee, consisting of Directors Orrico (Chairman), Epstein, Kravas and Pribilsky, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of Banner.  The Committee also selects nominees for the election of directors and develops a list of nominees for board vacancies.  The Corporate Governance/Nominating Committee believes it has fulfilled its responsibilities under its charter.  Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq.  The Committee met four times during the year ended December 31, 2007.

The Corporate Governance/Nominating Committee met on January 22, 2008 to nominate directors for election at the annual meeting.  Only those nominations made by the Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of our market area.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of

Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Banner director.  The Committee will consider director candidates recommended by our shareholders.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Corporate Governance/Nominating Committee is responsible for initiatives to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and Nasdaq rules governing corporate governance.  The Committee will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Code of Ethics.  On June 19, 2003, the Board of Directors adopted the Officer and Director Code of Ethics.  The Code is applicable to each of our directors and officers, including the principal executive officer and senior financial officers, and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Ethics was filed as an exhibit to Banner’s Annual Report on Form 10-K for the year ended December 31, 2004.

Communications with Shareholders.  The Board of Directors maintains a process for shareholders to communicate with the Board.  Shareholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Banner Corporation, 10 S. First Avenue, Walla Walla, Washington 99362.  Any communication must state the number of shares beneficially owned by the shareholder making the communication.  The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of shareholders.  All then-serving directors attended last year’s annual meeting of shareholders.  Messrs. Klaue and Layman had not yet been appointed as directors and did not attend.

Related Party Transactions.  We have followed a policy of granting loans to our employees, officers and directors, which fully complies with all applicable federal regulations.  All outstanding loans to our directors and executive officers: (1) were made in the ordinary course of business; (2) were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Banks; and (3) did not involve more than the normal risk of collectibility or present other unfavorable features when made.  Loans made to executive officers and directors are granted pursuant to the Banks’ normal underwriting procedures.  Loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.  All loan approval and review procedures are governed by written policies.

Director Independence.  Our common stock is listed on The Nasdaq Global Select Market.  In accordance with Nasdaq rules, at least a majority of our directors must be independent directors.  The Board has determined that 12 of our 15 directors are “independent,” as defined by Nasdaq.  Robert D. Adams, Gordon E. Budke, David B. Casper, Edward L. Epstein, David A. Klaue, Constance H. Kravas, Robert J. Lane, John R. Layman, Dean W. Mitchell, Brent A. Orrico, Wilber Pribilsky and Michael M. Smith are independent.

DIRECTORS’ COMPENSATION

Director Compensation Table

The following table shows the compensation paid to our non-employee directors for 2007.  Directors who are employees of Banner or the Banks are not compensated for their services as directors; accordingly, compensation information for D. Michael Jones, who is our President and Chief Executive Officer, is included in the section entitled “Executive Compensation.”  We do not offer any non-equity incentive plan compensation to directors; therefore, this column has been omitted from the table below.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(4)		Total ($)

Robert D. Adams	44,000		1,060	--	--	--		45,060
Gordon E. Budke	67,000		10,716	4,097	--	690		82,503
David B. Casper	41,000		1,060	--	--	--		42,060
Edward L. Epstein	39,000	(5)	16,926	15,828	--	1,150		72,904
Jesse G. Foster	2,000	(6)	1,060	--	(7)	196,363	(8)	199,423
David A. Klaue	25,000		1,060	73,280	--	--		99,340
Constance H. Kravas	37,000		16,333	24,850	--	1,609		79,792
Robert J. Lane	26,000		1,060	73,280	--	--		100,340
John R. Layman	29,000		1,060	73,280	--	--		103,340
Dean W. Mitchell	44,000		1,060	--	--	--		45,060
Brent A. Orrico	50,800	(9)	1,060	--	--	--		51,860
Wilber E. Pribilsky	38,000		1,060	--	--	--		39,060
Gary Sirmon	56,000	(5)	1,060	--	(10)	147,372	(11)	204,432
Michael M. Smith	43,000		16,926	15,828	--	1,150		76,904

(1)
Represents the dollar amount recognized for financial statement reporting purposes in 2007 for awards and grants made in the current and previous fiscal years, calculated pursuant to the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). For a discussion of valuation assumptions, see Note 17 of the Notes to Consolidated Financial Statements in Banner’s Annual Report on Form 10-K for the year ended December 31, 2007.

(2)
Consists of an award of 2,000 shares of phantom stock made to each director on July 30, 2007 with a grant date fair value of $10,380, as well as an award 3,025 shares of restricted stock (made when the individual was first elected as a director to Banner), with the following grant date fair values: for Mr. Budke, $48,279; for Mr. Epstein, $79,331; for Ms. Kravas, $76,366; and for Mr. Smith, $79,331. As of December 31, 2007, the directors had an aggregate of 28,000 shares of phantom stock and 4,840 shares of restricted stock outstanding.

(3)
Consists of the following awards of stock options: for Mr. Adams, awards of options to purchase 4,200 shares with a grant date fair value of $27,776; for Mr. Budke, an award of options to purchase18,150 shares with a grant date fair value of $78,517; for Mr. Casper, awards of options to purchase 4,200 shares with a grant date fair value of $27,776; for Mr. Epstein, an award of options to purchase 18,150 shares with a grant date fair value of $151,515; for Mr. Foster, awards of options to purchase 7,963 shares with a grand date fair value of $51,863; for Mr. Klaue, an award of options to purchase 17,500 shares with a grant date fair value of $150,885; for Ms. Kravas, an award of options to purchase 18,150 shares with a grant date fair value of $132,097; for Mr. Lane, an award of options to purchase 17,500 shares with a grant date fair value of $150,885; for Mr. Layman, an award of options to purchase 17,500 shares with a grant date fair value of $150,885; for Mr. Mitchell, awards of options to purchase 2,000 shares with a grant date fair value of $11,790; for Mr. Orrico, awards of options to purchase 19,250 shares with a grant date fair value of $186,158; for Mr. Pribilsky, awards of options to purchase 4,200 shares with a grant date fair value of $27,776; and for Mr. Smith, an award of options to purchase 18,150 shares with a grant date fair value of $151,515. As of December 31, 2007, these directors had aggregate awards of options to purchase 166,913 shares outstanding.

(Footnotes continue on following page)

(4)	Unless otherwise noted, consists of dividends received on restricted stock.
(5)	Includes $2,000 in fees for attending meetings of the Board of Directors of Community Financial Corporation, a subsidiary of Banner Bank.
(6)
Pursuant to the terms of his consulting agreement (described below), Mr. Foster does not receive an annual retainer and does not earn fees for attending Board or committee meetings of Banner or Banner Bank. He only receives meeting fees for attending meetings of the Board of Directors of Community Financial Corporation.

(7)	The present value of Mr. Foster’s supplemental retirement benefits decreased by $41,618 in 2007.
(8)
Mr. Foster received $120,000 pursuant to his consulting agreement and $72,000 pursuant to his supplemental retirement agreement (each as described below), as well as an aggregate of $4,363 for a car allowance, country club dues and life insurance premiums paid.

(9)	Includes $10,800 in fees for attending meetings of the Board of Directors of Islanders Bank.
(10)	The present value of Mr. Sirmon’s supplemental retirement benefits and salary continuation plan decreased by $41,901 in 2007.
(11)
Mr. Sirmon received $77,062 pursuant to his salary continuation agreement and $57,604 pursuant to his supplemental retirement agreement (each as described below), as well as an aggregate of $12,706 for country club dues, and life and health insurance premiums.

During the year ended December 31, 2007, non-employee directors of Banner received an annual retainer of $33,000 and a fee of $1,000 per committee meeting attended.  The Chairman of the Board receives an additional $20,000 annual retainer, the Chairman of the Audit Committee receives an additional $20,000 annual retainer and the Chairmen of the Compensation Committee and the Corporate Governance/Nominating Committee receive an additional $250 per committee meeting attended.  Non-employee directors who serve on the Board of Community Financial Corporation, a subsidiary of Banner Bank, receive $500 for each meeting attended. Non-employee directors who serve on the Board of Islanders Bank receive an annual retainer of $12,000 and $300 per committee meeting attended.  They also received a year-end payment of $2,500.  Officers of Banner or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Board committees. The Board of Directors typically determines whether to adjust the annual retainer and meeting fees of directors in April of each year and from time to time requests recommendations from the Compensation Committee.

In order to encourage the retention of qualified directors, we have entered into deferred fee agreements whereby directors may defer all or a portion of their regular fees until retirement.  Each director may direct the investment of the deferred fees toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We have established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the directors have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred fee agreements provide pre-retirement death and disability benefits in an amount based on the value of the director’s account balance upon the occurrence of either event.  At retirement, a director may elect to receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding the life expectancy of the director and the director’s beneficiary.  In connection with its acquisitions, Banner also assumed liability for certain deferred compensation plans for the acquired institutions’ directors.  At December 31, 2007, our estimated deferred compensation liability accrual with respect to non-employee directors under these agreements was $10.5 million.

Banner Bank entered into a salary continuation agreement in October 1993 with Mr. Gary Sirmon, a director and former Chairman, President and Chief Executive Officer of Banner and Banner Bank, to ensure his continued service through retirement.  Mr. Sirmon retired on July 16, 2005 and will receive monthly payments over a minimum of a 180-month period following retirement.  The annual payment for Mr. Sirmon under this agreement is $77,062, or approximately $6,422 per month.

Banner Bank also is party to an agreement with Mr. Sirmon to provide him with supplemental retirement benefits.  Banner Bank has purchased life insurance to recover these benefits and the benefits payable under the salary continuation agreement upon Mr. Sirmon’s death. The agreement provides that, following Mr. Sirmon’s retirement at or after attaining age 62 (which occurred on July 16, 2005) and for a minimum of a 180-month period thereafter, Banner Bank will pay him (or his beneficiary) an annual benefit based on his level of pre-retirement compensation and other retirement benefits.  The agreement also restricts Mr. Sirmon’s ability to compete with Banner Bank for a three-year period following his termination of employment.  The annual payment for Mr. Sirmon under this agreement is $57,604, or approximately $4,800 per month.

Banner Bank entered into a consulting agreement with Mr. Jesse G. Foster, a director and former executive officer of Banner, in December 2003.  The agreement, which is on a month-to-month basis and may be terminated by either party upon 30 days’ notice, provides for compensation of $10,000 per month.  The monthly compensation includes any Board or committee fees payable to Mr. Foster.  The agreement restricts Mr. Foster’s ability to compete with Banner Bank in any county in which it or any other affiliate of Banner has an office or branch for a period of two years after termination of the agreement.

Banner Bank also is party to an agreement with Mr. Foster to provide him with supplemental retirement benefits.  Banner Bank has purchased life insurance to recover the benefits payable under this agreement upon Mr. Foster’s death.  The agreement provides that, following Mr. Foster’s retirement at or after attaining age 62 and for a 12-year period thereafter, Banner Bank will pay him (or his beneficiary) an annual benefit equal to 40% of his average annual salary during the three years preceding his retirement.  The agreement also restricts Mr. Foster’s ability to compete with Banner Bank within a 50-mile radius of the former Banner Bank of Oregon’s main and branch office locations for a one-year period following his termination of employment.  Mr. Foster retired as an executive officer effective as of December 31, 2003 and is receiving payments of approximately $6,000 per month under this agreement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Banner Board of Directors is responsible for setting the policies and compensation levels for Banner directors, officers and employees, while the Compensation Committee of the Banner Bank Board of Directors is responsible for setting the policies and compensation levels for Banner Bank directors, officers and employees.  Banner Bank is the primary subsidiary of Banner.  Each Committee is responsible for evaluating the performance of its Chief Executive Officer while the Chief Executive Officer evaluates the performance of other senior officers and makes recommendations to the appropriate Committee regarding compensation levels.

Objectives and Overview of the Compensation Program.  Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders.  The principles underlying the executive compensation policies include the following:

•	to attract and retain key executives who are vital to our long-term success and are of the highest caliber;

•	to provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance;

•	to motivate executives to enhance long-term shareholder value by building their equity interest in Banner; and

•	to integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

The Committees consider a variety of subjective and objective factors in determining the compensation package for individual executives including: (1) the performance of Banner and Banner Bank as a whole with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Banner and Banner Bank during the year.

Compensation Program Elements.  The Compensation Committees focus primarily on the following four components in forming the total compensation package for our executive officers:

•	base salary;

•	incentive compensation;

•	deferred compensation; and

•	long-term incentive compensation.

The current compensation plans involve a combination of salary, at-risk incentives to reward short-term performance, deferred compensation, and stock option and phantom stock awards to reward long-term performance.

Base Salary.  The salary levels of executive officers are designed to be competitive within the banking and financial services industries.  In setting competitive salary levels, the Compensation Committees continually evaluate current salary levels by surveying similar institutions in Washington, Oregon, the Northwest and the United States.  The Committees’ peer group analyses focus on asset size, nature of ownership, type of operation and other common factors. Specifically, the Committees annually review the Northwest Financial Industry Salary Survey prepared by Milliman USA (actuaries and consultants) in association with the Washington Bankers Association, the Washington Financial League and the Oregon Bankers Association, covering 111 Northwest financial organizations, the America’s Community Bankers’ Compensation Survey which covers 361 responding financial institutions, the Moss Adams Bankers’ Compensation Survey covering 84 respondents, Pacific Northwest Compensation Data 2007 sponsored by the Association of Washington Business and Compdata Surveys, covering 170 companies in Washington, Oregon and Idaho, and the Watson Wyatt Survey of Top Management Compensation.  The Compensation Committees also engaged Watson Wyatt to assess executive compensation.

In the past, we have used the services of Watson Wyatt to assist in setting base salaries for executive officers.  In 2007, the Banner Compensation Committee engaged Watson Wyatt to perform an expanded analysis.  For the year ended December 31, 2007, Watson Wyatt reviewed base salaries, short-term incentives and long-term incentives of Banner’s executive officers and certain other selected senior officers.  The final report presented observations of competitive base salaries, and short-term and long-term incentives for nine senior management positions.  The analysis was based on compensation information from proxy statements for peer companies and data from published compensation surveys.  Watson Wyatt selected a proxy peer group of 20 financial institutions similar in asset size to Banner, and then performed regression analysis to estimate pay levels for a company of Banner’s asset size.  Watson Wyatt also reviewed the compensation of named executive officers from a peer group of nine northwest banks identified by the Compensation Committee as competitors, using each bank’s most recently filed proxy statement.  The Compensation Committee or the President and Chief Executive Officer, as appropriate, uses information from Watson Wyatt to set base salaries annually at approximately the average of similarly sized commercial banks operating and headquartered in the United States.

Incentive Compensation Program.  A short-term incentive plan is in effect for the officers of Banner Bank which is designed to compensate for performance.  The plan is designed to provide for incentive compensation with established targets of 35% of salary for the Chief Executive Officer, 25% of salary for executive vice presidents and 15% to 25% of salary for certain other officers.  In certain circumstances, incentive compensation may be payable at higher levels based on exceptional performance.  In making awards under this plan, the Compensation Committee, the President and Chief Executive Officer or executive officers, as appropriate, reviews quantifiable data such as actual net income versus a budget approved by the Board in December of the preceding year, loan and deposit growth, asset quality and level of operating expenses.  The plan also provides for subjective evaluation of performance by the Compensation Committee, the President and Chief Executive Officer or executive officers, as appropriate.

Deferred Compensation.  In 2004, we adopted deferred compensation plans which allow executive officers of Banner to defer all or part of their cash compensation or non-qualified stock options until retirement.  Each executive officer may direct the investment of the deferred compensation toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the executive officers have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred compensation agreements provide pre-retirement death and disability benefits in an amount based on the value of the executive officer’s account balance upon the occurrence of either event.  At retirement, an executive officer may elect to receive the balance of his account in a lump sum or in annual installments over a period not exceeding the life expectancy of the executive officer and his beneficiary.  At December 31, 2007, our estimated deferred compensation liability accrual with respect to executive officers under these agreements was $2.0 million.

Section 401(a)(17) of the Internal Revenue Code limits the amount of compensation that is considered for purposes of determining the maximum contribution to Banner Bank’s tax-qualified profit sharing plan by eligible employees.  For 2007, this limit was $225,000 and in 2008, this limit will be $230,000.  We credit executive officers whose total compensation exceeds this amount with additional deferred compensation to restore amounts that may not be contributed to the profit sharing plan as a result of the Section 401(a)(17) limitation.

Long-Term Incentive Compensation.  Our shareholders approved the 2001 Stock Option Plan and the 1998 Stock Option Plan, under which officers may receive grants of stock options.  Shareholders also approved the the 1996 Management Recognition and Development Plan and the 1996 Stock Option Plan, under which grants of stock options and awards of restricted shares are outstanding, but no further grants or awards may be made.  We believe that stock ownership by our officers is a significant factor in aligning the interests of the officers with those of shareholders.  Stock options and stock awards under these plans are allocated based upon the officers’ level of responsibility and expected contributions to Banner and Banner Bank as judged by the Compensation Committee or the Board of Directors.

Stock ownership is also enhanced through participation in our ESOP, under which eligible employees receive an allocation of Banner stock based on a percentage of eligible wages.  We also provide a 401(k) profit sharing plan.  The Board of Directors has appointed an administrative committee of Banner Bank officers to administer the ESOP and the 401(k) plan, and the named executive officers participate in both of these plans. On an annual basis, the Board of Directors establishes the level of employer contributions to the ESOP and the 401(k) plan, which applies to all eligible participants including the named executive officers. In 2007, we contributed four percent of eligible wages into the ESOP on behalf of each eligible participant, and we matched the first four percent of participants’ contributions into the 401(k) plan each payroll period.

On June 13, 2006, the Board of Directors, in accordance with the recommendations made by Banner’s Compensation Committee, adopted the Banner Corporation Long-Term Incentive Plan.  The plan, which became effective July 1, 2006, is an account-based type of benefit, the value of which is directly related to changes in the value of Banner common stock.  The primary objective of the plan is for executives who remain with Banner or Banner Bank for a five-year period of time to share in increases in the value of Banner’s common stock.  Although the plan benefits are tied to the increase in value of Banner stock during the vesting period, the plan benefit is paid in cash rather than Banner stock.

Within 30 days after a grant of phantom stock, the participant must elect how and when plan benefits will be paid.  One election relates to the timing of when the benefit will be paid: upon separation from service; at a specific time; or upon completion of 60 months of continuous service.  If no election is made, payment will be made upon the participant’s separation from service.  In the case of certain key employees, payment may be delayed for six months in order to comply with Section 409A of the Internal Revenue Code.  The other election relates to the form of payment, with the choices being a lump sum or monthly installments over 120 months.  If no election is made, distribution will be in the form of a lump sum.  With respect to monthly installments, there will be no change in a monthly installment amount based on changes in the value of Banner stock or dividends.  Instead, the value of the long-term incentive benefit will be adjusted annually to reflect Banner Bank’s average earning assets rate for the preceding year.  The initial awards under this program were made in July 2006.  Subsequent awards are granted at the discretion of the Compensation Committee as it deems appropriate.  In 2007, only non-employee directors and non-executive employees received awards under the Long-Term Incentive Plan.

Allocation of Compensation.  We do not have any specific policies regarding allocation of total compensation between short-term and long-term elements, or cash and non-cash elements.  For 2007, the composition of total compensation for our named executive officers was as follows:

Type of Compensation	Percentage of Total Compensation

Base salary	45%
Incentive compensation	21%
Deferred compensation and long-term incentive compensation	34%

Compensation Committee Report

The Compensation Committee of Banner’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on the Committee’s review of and the discussion with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

                                                                                The Compensation Committee

                                                                   Dean W. Mitchell, Chair
                                                                                David B. Casper
                                                                                David A. Klaue
                                                                                Robert J. Lane

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table presents information regarding 2007 and 2006 compensation for our named executive officers: (1) D. Michael Jones, our Chief Executive Officer; (2) Lloyd W. Baker, our Chief Financial Officer; and (3) our three other most highly compensated executive officers, who are Michael K. Larsen, Cynthia D. Purcell and Paul E. Folz.  No executive officer of Islanders Bank is an executive officer of Banner.  We do not offer any non-equity incentive plan compensation; therefore, this column has been omitted from the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen- sation ($)(2)	Total ($)

D. Michael Jones	2007	415,000	175,000	71,180	1,383	62,207(3)	49,562	774,332
President and	2006	365,000	300,000	71,180	18,421	150,094(3)	56,788	961,348
Chief Executive Officer

Lloyd W. Baker	2007	202,167	65,000	4,438	4,423	177,998(4)	27,958	481,984
Executive Vice President,	2006	187,000	65,000	5,793	9,483	--(4)	34,116	301,392
Chief Financial Officer

(Table continues on following page)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Changes in Pension Value and Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($) (2)	Total ($)

Michael K. Larsen	2007	248,667	137,500	4,438	4,720	342,888(5)	37,826	776,039
President, Mortgage Division	2006	240,667	150,000	5,793	10,106	--(5)	38,434	445,000

Cynthia D. Purcell
Executive Vice President,	2007	239,792	70,000	4,438	4,423	273,142(6)	26,593	618,388
Bank Operations	2006	205,333	55,000	5,793	9,483	62,168(6)	28,171	365,948

Paul E. Folz	2007	239,792	65,000	8,112	6,427	480(7)	26,484	346,295
Executive Vice President,	2006	205,367	55,000	14,611	15,628	256(7)	29,501	320,363
Community Banking

(1)
Represents the dollar amount recognized for financial statement reporting purposes in the year indicated for awards and grants made in previous fiscal years, calculated pursuant to the provisions of FAS 123R. For a discussion of valuation assumptions, see Note 17 of the Notes to Consolidated Financial Statements in Banner’s Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Please see the table below for more information on the other compensation paid to our executive officers in 2007.
(3)
For 2007, consists of a $54,369 increase in the value of Mr. Jones’s supplemental executive retirement plan and $7,838 in above-market earnings on deferred compensation. For 2006, consists of a $146,387 increase in the value of Mr. Jones’s supplemental executive retirement plan and $3,707 in above-market earnings on deferred compensation.

(4)	For 2007, represents an increase in the value of Mr. Baker’s supplemental executive retirement plan. For 2006, the value of Mr. Baker’s supplemental executive retirement plan decreased by $17,248.
(5)
For 2007, consists of increases in the value of Mr. Larsen’s supplemental executive retirement plan and salary continuation plan of $305,090 and $37,798, respectively. For 2006, the aggregate value of Mr. Larsen’s supplemental executive retirement plan and salary continuation plan decreased by $41,362.

(6)	Represents an increase in the value of Ms. Purcell’s supplemental executive retirement plan.
(7)	Consists of above-market earnings on deferred compensation.

All Other Compensation.  The following table sets forth details of “All other compensation,” as presented above in the Summary Compensation Table.  The amounts reflected constitute contributions by Banner or Banner Bank for 2007.

Name	Deferred Compen-sation Contribu- tion ($)	ESOP Contribu-tion ($)	401(k) Plan Contribu -tion ($)	Dividends on Unvested Restricted Stock ($)	Life Insurance Premium ($)	Club Dues ($)	Company Car Allowance ($)	Total ($)

D. Michael Jones	19,600	9,000	6,200	3,800	8,082	2,880	--	49,562
Lloyd W. Baker	1,782	9,000	9,000	228	2,688	2,880	2,380	27,958
Michael K. Larsen	7,024	9,000	8,857	228	7,900	2,880	1,937	37,826
Cynthia D. Purcell	2,817	9,000	9,000	228	2,042	2,880	626	26,593
Paul E. Folz	2,792	9,000	9,000	440	2,077	2,880	295	26,484

Employment Agreements.  We entered into employment agreements with Mr. Jones on February 11, 2002, Messrs. Baker and Larsen on July 1, 1998, Ms. Purcell on March 3, 2001 and Mr. Folz on June 3, 2002.  The agreements provide that each executive’s base salary is subject to annual review.  The base salaries for 2008 for Mr. Jones, Mr. Baker, Mr. Larsen, Ms. Purcell and Mr. Folz are $425,000, $205,000, $250,000, $250,000 and $250,000, respectively.  In addition to base salary, the agreements provide for the executive’s participation in the employee benefit plans and other fringe benefits applicable to executive personnel.  The initial three-year term of each agreement may be extended annually for an additional year at the discretion of the Board of Directors of Banner Bank.  The agreement for Mr. Folz was extended on June 1, 2007, the agreements for Messrs. Baker and Larsen were extended on July 1, 2007, the agreement for Mr. Jones was extended on February 11, 2008 and the agreement for Ms. Purcell was extended on March 1, 2008.  The agreements provide that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards

The following information with respect to outstanding stock and option awards as of December 31, 2007 is presented for the named executive officers.

	Option Awards (1)					Stock Awards (2)
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

D. Michael Jones	1/11/02	9,692	--	19.40	2/11/12
						4,000 (3)	114,920

Lloyd W. Baker	12/21/99	3,880	--	13.69	12/21/09
	11/21/00	4,800	--	13.09	11/21/10
	12/19/01	4,800	--	16.43	12/19/11
	03/25/03	4,000	1,000	15.67	03/25/13
	12/16/04	1,200	800	31.71	12/16/14
						4,450 (4)	10,591

Michael K. Larsen	12/31/98	3,754	--	22.05	12/31/08
	12/21/99	6,317	--	13.69	12/21/09
	11/21/00	4,800	--	13.09	11/21/10
	12/19/01	4,800	--	16.43	12/19/11
	03/25/03	4,800	1,200	15.67	03/25/13
	12/16/04	1,200	800	31.71	12/16/14
						4,450 (4)	10,591

Cynthia D. Purcell	12/31/98	1,419	--	22.05	12/31/08
	12/21/99	2,328	--	13.69	12/21/09
	11/21/00	4,800	--	13.09	11/21/10
	12/19/01	4,800	--	16.43	12/19/11
	03/25/03	4,000	1,000	15.67	03/25/13
	12/16/04	1,200	800	31.71	12/16/14
						4,450 (4)	10,591

Paul E. Folz	06/03/02	14,000	--	22.05	06/03/12
	03/25/03	4,000	1,000	15.67	03/25/13
	12/16/04	1,200	800	31.71	12/16/14
						4,450 (4)	10,591

(1)	Option grants vest pro rata over a five-year period from the grant date, with the first 20% vesting one year after the grant date.
(2)
Includes both restricted and phantom stock awards.  Restricted share awards vest pro rata over a five-year period from the award date, with the first 20% vesting one year after the grant date.  Phantom stock awards vest after five years of service from the date of grant.

(3)	Consists of an award of 20,000 restricted shares made on January 23, 2003.
(4)	Consists of an award of 500 restricted shares made on December 16, 2004 and an award of 4,250 shares of phantom stock made on July 1, 2006.

Option Exercises and Stock Vested

The following table shows the value realized upon exercise of stock options and vesting of stock awards for our named executive officers in 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

D. Michael Jones	10,000	228,469	4,000	166,960
Lloyd W. Baker	2,306	30,023	100	2,820
Michael K. Larsen	--	--	100	2,820
Cynthia D. Purcell	--	--	100	2,820
Paul E. Folz	--	--	500	17,302

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at December 31, 2007.

		Number of	Present Value
		Years	of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

D. Michael Jones	Supplemental Executive Retirement Program	6	1,134,178	--
Lloyd W. Baker	Supplemental Executive Retirement Program	13	1,090,337	--
Michael K. Larsen	Supplemental Executive Retirement Program	26	554,477	--
	Salary Continuation Agreement	26	657,526	--
Cynthia D. Purcell	Supplemental Executive Retirement Program	23	841,617	--
Paul E. Folz	--	--	--	--

Supplemental Executive Retirement Program.  We have adopted a supplemental executive retirement program (“SERP”) for selected senior executives, including Messrs. Jones, Baker and Larsen and Ms. Purcell.  Banner Bank has purchased life insurance on each of the executives in an amount sufficient to recover the benefits payable under the SERP, payable upon their deaths.  The SERP provides for payments in the event of retirement, early retirement, disability and involuntary termination following a change in control.  These payments are discussed in further detail below, under “Potential Payments Upon Termination or Change in Control.”

Salary Continuation Agreement.  We have entered into a salary continuation agreement with Mr. Larsen to ensure his continued service through retirement.  Banner Bank has purchased life insurance to finance the benefits payable under the agreement.  Assuming that Mr. Larsen remains employed by Banner Bank until age 65 (which he has), the agreement provides for monthly payments over a minimum of a 180-month period following retirement.  The annual payment for Mr. Larsen will be $64,000.

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified in which the named executive officers participated in 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance
	in Last FY	in Last FY	Last FY	Distributions	at FYE
Name	($)	($)(1)	($)(2)	($)	($)(3)

D. Michael Jones	150,000	19,600	(42,820)	--	618,248
Lloyd W. Baker	32,500	1,782	(42,682)	--	85,687
Michael K. Larsen	--	7,024	(593,007)	--	1,181,282
Cynthia D. Purcell	--	2,817	(210)	--	6,762
Paul E. Folz	10,000	2,792	(16,194)	--	67,085

(1)	All amounts were reported as compensation in the Summary Compensation Table on page 15.
(2)	The following amounts, constituting above-market earnings, were reported as compensation in the Summary Compensation Table: for Mr. Jones, $7,838; and for Mr. Folz, $480.
(3)
Of these amounts, the following amounts were previously reported as compensation to the officers in the Summary Compensation Table for 2006: for Mr. Jones, $26,507; for Mr. Baker, $1,380; for Mr. Larsen, $7,374; and for Mr. Folz, $2,558. Ms. Purcell was not included in the Summary Compensation Table in 2006.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, early retirement, normal retirement and death.  In addition, our equity plans also provide for potential payments upon termination. The following table shows, as of December 31, 2007, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Death ($)		Disability ($)		Involuntary Termination ($)		Involuntary Termination Following Change in Control ($)		Early Retirement ($)		Normal Retirement ($)

D. Michael Jones
Employment Agreement	--		--		885,417		1,949,882		--		--
SERP	54,900	(1)	109,800	(1)	109,800	(1)	109,800	(1)	109,800	(1)	109,800	(1)
Equity Plans	--		--		--		114,920		--		--

Lloyd W. Baker
Employment Agreement	--		136,667	(1)	512,500		677,674		--		--
SERP	47,190	(1)	94,380	(1)	94,380	(2)	94,380	(2)	94,380	(1)	117,202	(1)
Equity Plans	--		--		--		23,651		--		4,845

Michael K. Larsen
Employment Agreement	--		--		625,000		1,096,026		--		--
SERP	26,840	(1)	53,679	(1)	53,679	(1)	53,679	(1)	53,679	(1)	53,679	(1)
Salary Continuation Agreement	64,000	(1)	64,000	(1)	64,000	(1)	64,000	(1)	64,000	(1)	64,000	(1)
Equity Plans	--		--		--		26,263		--		4,845

Cynthia D. Purcell
Employment Agreement	--		166,667	(1)	541,667		705,951		--		--
SERP	56,796	(1)	113,591	(1)	51,497	(2)	51,497	(2)	51,497	(2)	51,497	(2)
Equity Plans	--		--		--		23,651		--		4,845

Paul E. Folz
Employment Agreement	--		166,667	(1)	604,167		723,732		--		--
Equity Plans	--		--		--		23,651		--		4,845

(1)	Indicates annual payments.
(2)	Annual payments may not begin before age 62.

        Employment Agreements.  The employment agreements with Messrs. Baker and Folz and Ms. Purcell provide for payments in the event of death, disability or termination.  The employment agreements with Messrs. Jones and Larsen provide for payments in the event of death or termination.  In the event of an executive’s death during the term of his employment agreement, we will pay to his estate the compensation due through the last day of the calendar month in which his death occurred.

The employment agreements with Messrs. Baker and Folz and Ms. Purcell provide that if the executive becomes disabled or incapacitated to the extent that he or she is unable to perform the duties of his or her position, he or she shall receive short-term disability benefits equal to 100% of his or her monthly compensation beginning on the 15th day of disability and continuing until the 180th day of disability and long-term disability benefits equal to 66 2/3% of monthly salary beginning on the 181st day of disability and continuing until he or she attains age 65.  These benefits will be reduced by the amount of any benefits payable to the executive under any other disability program of Banner Bank.  In addition, during any period of disability, the executive and his or her dependents shall, to the greatest extent possible, continue to be covered under all executive benefits plans of Banner Bank, including without limitation, its retirement plans, life insurance plan and health insurance plans, as if actively employed by Banner Bank.  If the executive is disabled for a continuous period exceeding six calendar months, Banner Bank may, at it election, terminate the employment agreement.

The employment of the executives is terminable at any time for just cause as defined in the agreements.  In addition, the employment of the executive may be terminated without just cause, in which case he or she would continue to receive base salary over the remaining term of the agreement.

The employment agreements also provide for benefits in the event of the executives’ termination in connection with a change in control.  If, after a change in control, we terminate an executive’s employment or otherwise change the circumstances in which he or she is employed, or cause a reduction in responsibilities or authority or compensation or other benefits provided under the employment agreement without consent, then we must pay to the executive and provide him or her, or the his or her beneficiaries, dependents and estate, with the following: (1) 2.99 times the executive’s base amount (as defined in Section 280G of the Internal Revenue Code of 1986); and (2) during the period of 36 calendar months beginning with the event of termination, continued coverage under all Banner employee benefit plans as if the executive were still employed during that period under the employment agreement.  The employment agreements limit these payments and do not allow payments of amounts in excess of the limits imposed by Section 280G of the Internal Revenue Code.

Supplemental Executive Retirement Program.  We have adopted a supplemental executive retirement program (“SERP”) for Messrs. Jones, Baker and Larsen and Ms. Purcell.  At termination of employment at or after attaining age 62 (age 65 for Mr. Jones) and having achieved a service requirement, the executive’s annual benefit under the SERP would be computed as the product of 3% of the executive’s final average compensation (defined as the three calendar years of the executive’s annual cash compensation, including bonuses, which produce the highest average within the executive’s final eight (five in the case of Mr. Jones) full calendar years of employment) and the executive’s annual years of service (called the “supplemental benefit”).  However, the supplemental benefit would be limited such that the sum of (1) amounts payable from the executive’s other retirement benefits from Banner and Banner Bank and (2) the supplemental benefit may not exceed 60% of final average compensation.  Payment of the supplemental benefit begins on the first day of the month next following the executive’s retirement date and continues monthly for the executive’s life.  In the case of Messrs. Jones and Larsen, the executive may request a lump sum payment within 30 days following retirement.  Upon consent of the Board of Directors and the executive’s spouse (if any), the executive will receive the present value of the sum of the supplemental benefit and the spouse’s supplemental benefit (if any).  The spouse’s supplemental benefit is 50% of the executive’s supplemental benefit.  The agreements for Mr. Baker and Ms. Purcell do not provide for lump sum payments.  Mr. Baker and Ms. Purcell are eligible for a reduced benefit upon retirement prior to age 62; however, no benefit payment will begin before age 62.

In the event of the executive’s termination of employment prior to his or her retirement date by reason of disability or, in the case of Mr. Jones, for good reason, the executive (or, if applicable, the executive’s surviving spouse) shall receive the supplemental benefit described above as if the executive’s retirement date had occurred on the date immediately preceding termination of employment.  “Good reason” is defined as having occurred when: (1) the executive is assigned duties which are largely inferior to his duties immediately prior to a change of control; (2) the executive’s incentive and benefit plans, programs or arrangements are terminated, or the executive’s participation is reduced to such an extent as to materially reduce their aggregate value; or (3) the executive is required to relocate his principal business office or his principal place of residence outside of the area consisting of a 35-mile radius from the current main office and any branch of Banner Bank, or the executive is assigned duties that would reasonably require such a relocation.

In the event of the executive’s involuntary termination of employment, or in the case of Mr. Jones, termination for good reason, on or after the effective date of a change in control, the date of termination shall be the executive’s retirement date and he or she shall be entitled to receive a supplemental benefit as described above.  Within 90 days prior to the effective date of the change in control, the executive may elect to have the supplemental benefit payable (1) monthly for life, beginning on the first day of the month next following the executive’s retirement date, (2) beginning on a date specified by the executive or (3) in the case of Messrs. Jones and Larsen, in the form of a lump sum distribution as described above.

Salary Continuation Agreement.  We have entered into a salary continuation agreement with Mr. Larsen to ensure his continued service through retirement.  Assuming that Mr. Larsen remains employed by Banner Bank until age 65 (which he has), the agreement provides for monthly payments over a minimum of a 180-month period following retirement.  The annual payment for Mr. Larsen will be $64,000.  If Mr. Larsen became disabled or died before retirement, or died after retirement, payments would be made to his designated beneficiary.

Equity Plans.  Our 2001 Stock Option Plan and Long-Term Incentive Plan provide for accelerated vesting of awards in the event of a change in control.  If a change in control occurs: (1) all options granted and not fully exercisable will become exercisable in full; and (2) awards of phantom stock will vest fully and be payable within 60 days.  In addition, if a tender offer or exchange offer for Banner’s shares commences, options granted under the 2001 Stock Option Plan and not fully exercisable will become exercisable in full.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Dean W. Mitchell, David B. Casper, David A. Klaue and Robert J. Lane.  No members of the Compensation Committee were officers or employees of Banner or any of its subsidiaries during the year ended December 31, 2007, nor were they formerly Banner officers or had any relationships otherwise requiring disclosure.

AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring our financial accounting and reporting, system of internal controls established by management and audit process.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to our independent auditor, the internal audit department and management.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Banner’s audited financial statements for the year ended December 31, 2007:

•	The Audit Committee has completed its review and discussion of the 2007 audited financial statements with management;

•
The Audit Committee has discussed with the independent auditor (Moss Adams LLP) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	The Audit Committee has received written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit

Committee, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditor the independent auditor’s independence; and

•
The Audit Committee has, based on its review and discussions with management of the 2007 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that Banner’s audited financial statements for the year ended December 31, 2007 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

                                            Audit Committee

                                            Gordon E. Budke, Chairman
                                            Robert D. Adams
                               John R. Layman
                                            Michael M. Smith

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

       The Audit Committee of the Board of Directors has selected Moss Adams LLP as our independent auditor for the year ending December 31, 2008 and that selection is being submitted to shareholders for ratification.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Moss Adams LLP to our shareholder for ratification as a matter of good corporate practice.  If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm.  Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Banner and our shareholders.  Moss Adams LLP served as our independent auditor for the year ended December 31, 2007 and a representative of the firm will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Moss Adams LLP as our independent auditor.

The following table sets forth the aggregate fees billed, or expected to be billed, to us by Moss Adams LLP for professional services rendered for the fiscal years ended December 31, 2007 and 2006.

	Year Ended December 31,
	2007	2006
Audit Fees (1)	$592,399	$390,750
Audit-Related Fees	--	--
Tax Fees	16,235	--
All Other Fees	5,790	--

(1) Fees for 2007 include estimated amounts to be billed.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent auditor in connection with the Committee’s annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditors and whether the service could compromise the independence of the independent auditors.  For the year ended December 31, 2007, the Audit Committee approved all of the services provided by Moss Adams LLP that were designated as audit-related fees, tax fees and all other fees as set forth in the table above.

The Audit Committee of the Board of Directors determined that all of the services performed by Moss Adams LLP in fiscal year 2007 were not incompatible with Moss Adams LLP maintaining its independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Banner’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us  with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by these persons, we believe that during the year ended December 31, 2007, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with, except for Mr. Layman, who filed a late Form 4 covering one transaction.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Banner’s common stock.  In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Banner’s 2007 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on March 1, 2008.  Any shareholder who has not received a copy of such Annual Report may obtain a copy by writing to us.  The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

A copy of Banner’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, will be furnished without charge to shareholders of record as of March 1, 2008 upon written request to Albert H. Marshall, Secretary, Banner Corporation, 10 S. First Avenue, Post Office Box 907, Walla Walla, Washington 99362.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our annual meeting to be held in 2009 must be received by us no later than November 21, 2008 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

In addition, our Articles of Incorporation provide that in order for business to be brought before the annual meeting, a shareholder must deliver notice to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must state the shareholder’s name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Our Articles of Incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to our Secretary not less than 30 days nor more than 60 days prior to the date of the annual meeting of shareholders; provided, however, that if less than 31 days’ notice of the annual meeting is given to shareholders, such written notice must be delivered to our Secretary not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Securities Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

BY ORDER OF THE BOARD OF DIRECTORS

ALBERT H. MARSHALL
SECRETARY

Walla Walla, Washington March 21, 2008

REVOCABLE PROXY
BANNER CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
APRIL 22, 2008

The undersigned hereby appoints Robert D. Adams and David B. Casper, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Banner Corporation (“Banner”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Marcus Whitman Hotel at 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 22, 2008, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated.

	FOR		VOTE WITHHELD

1.	The election as director of the nominees listed below (except as marked to the contrary below)	[ ]	[ ]

For a one-year term: John R. Layman

For a three-year term: Jesse G. Foster D. Michael Jones David A. Klaue Dean W. Mitchell Brent A. Orrico

INSTRUCTIONS: To withhold your vote for any individual nominee, write the nominee’s name on the line below.

		FOR	AGAINST	ABSTAIN

2.	To ratify the Audit Committee’s selection of Moss Adams LLP as the independent auditor for the year ending December 31, 2008.	[ ]	[ ]	[ ]

3.	In their discretion, upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote “FOR” the above proposals.

The proxies or the trustees of the ESOP, as the case may be, will vote your shares as directed on this card.  If you do not indicate your choices on this card, the proxies will vote your shares in accordance with the directors’ recommendations.  If any other business is presented at the annual meeting, the proxies will vote your shares in accordance with the directors’ recommendations.  At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.  This proxy card also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and on matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from Banner prior to the execution of this proxy of the Notice  of Annual Meeting of Shareholders, a Proxy Statement dated March 21, 2008 and the 2007 Annual Report to Shareholders.

Dated:                  , 2008

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.